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                                                                     EXHIBIT 2.1


                         [LETTERHEAD OF MORGAN KEEGAN]



November 4, 1996



Mr. Steven H. Mikel
President and CEO
Southern Mineral Corporation
500 Dallas, Suite 2800
Houston, TX 77002

Dear Mr. Mikel:

This letter outlines our understanding of the terms upon which Morgan Keegan & Company, Inc. ("Morgan Keegan") is being engaged by Southern Mineral Corporation (the "Company") to provide investment banking advice and services and to serve as the exclusive private placement agent in connection with a potential private equity placement. The private equity placement may be referred to herein as the "Offering."

Based on our discussions, we have agreed as follows:

1. Subject to Morgan Keegan's satisfactory completion of its due diligence investigations and the approval of Morgan Keegan's Corporate Commitment Committee, Morgan Keegan is being engaged as your sole and exclusive financial advisor to analyze the Company and its prospects with a view to assisting the Company in developing a plan to carry out its Offering. In particular, together with the Company's legal counsel, accountants and tax advisors, Morgan Keegan will assist you in structuring, planning and negotiating the financial aspects of the Offering.

2. In connection with the Offering, the Company, with Morgan Keegan's assistance, will prepare a Confidential Offering Memorandum (the "Memorandum") which will contain (a) a description of the Company and its business, assets, prospects and management; (b) the terms and conditions of the Offering; and (c) audited financial statements. The Company represents that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
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Southern Mineral Corporation
November 4, 1996
Page 2




3. In connection with the Offering, Morgan Keegan agrees to use its best efforts to complete the private placement of equity securities contemplated herein. The terms of the Offering shall be subject to the mutual agreement of the Company and each investor in the Offering. It is anticipated that the security offered will be common stock as described on the attached Term Sheet. Morgan Keegan will contact potential investors, assist in the negotiation and the structuring of the investment in the Company, and provide related services that may facilitate the successful completion of the Offering. Morgan Keegan will sell the securities only to accredited investors as defined in Rule 501 of the Securities Act of 1933, as amended (the "Act"), and otherwise conduct all sales and solicitation efforts in a manner consistent with your intent that the Offering be an exempt transaction pursuant to Regulation D and Section 4(2) of the Act. The Company shall have the right to reject any subscription in its reasonable discretion.

4.       The Offering will be sold pursuant to a purchase agreement which shall
(a) contain customary representations, warranties and covenants on behalf of the Company, (b) provide for the delivery by the Company's counsel of customary opinions, and (c) contain such other terms and conditions as shall be agreed to by the Company and the investors.

In order to coordinate our efforts during the term of our engagement hereunder, the Company will not initiate any discussions relating to the sale of the securities without first notifying Morgan Keegan. In the event that the Company, its directors, management or controlling shareholders receive any inquiry or are otherwise aware of the interest of any third party concerning the sale of securities during the term of the engagement, they will promptly inform Morgan Keegan of the prospective purchaser and its interest. Morgan Keegan agrees to keep the Company informed on a timely basis of the status of negotiations with prospective purchasers.

Morgan Keegan shall promptly notify the Company of the states in which it intends to market the Offering. You shall advise Morgan Keegan of those states in which the securities have been qualified or exempted under the appropriate securities laws. The Company and Morgan Keegan agree not to solicit any offerees or to take any action which might jeopardize the availability of the exemption under the Act or in any state.

5. In consideration of our services as your financial advisor and placement agent as set forth above, the Company agrees to pay to Morgan Keegan a contingent placement fee (the "Contingent Placement Fee") to be paid to Morgan Keegan in the form of cash and warrants upon the closing of the offering as follows:
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Southern Mineral Corporation
November 4, 1996
Page 3




         (a) A Cash Fee of five percent (5%) of the gross proceeds raised on behalf of the Company;

         (b) Additionally, the Company shall issue to Morgan Keegan 100,000 warrants to purchase, at an exercise price equal to the greater of (i) the per share price for this offering, or (ii) $4.50 per share. The warrants shall have a five year term. Morgan Keegan shall have the same rights as the purchaser of the shares in the Offering.

Payment of the Contingent Placement Fee shall be conditioned on the closing of the Offering. If more than one closing is required to complete the Offering, only that portion of the Contingent Placement Fee applicable to each closing shall be payable at such closing.

The Company shall reimburse the investors for the reasonable fees of one legal counsel for all of the investors. In addition, whether or not the Offering is completed, the Company agrees to reimburse Morgan Keegan monthly for its reasonable out-of-pocket expenses including fees and expenses of counsel incurred in connection with the performance of Morgan Keegan's duties hereunder.

6. The Company represents and warrants that no person or organization other than Morgan Keegan is, as a result of any action by the Company, entitled to compensation for services as a finder, broker, placement agent or investment banker in connection with the transaction(s) contemplated hereby.

7. In consideration of our services as the Company's financial advisor under this letter agreement, the Company agrees to indemnify and hold harmless Morgan Keegan and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference. The provisions of this Section 7 and Addendum A incorporated herein by reference shall survive the termination of Morgan Keegan's engagement under this letter agreement and shall be binding upon any successors or assigns of the Company.

8. In the event of consummation of any transaction, Morgan Keegan shall have the right to disclose its participation in such transaction, including, without limitation, the placement of "tombstone" advertisements in financial and other newspapers and journals.

9. The initial term of this engagement shall be six (6) months and it shall automatically renew on a month-to- month basis until terminated in writing by either party. However,
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Southern Mineral Corporation
November 4, 1996
Page 4




upon completion of the Offering, or upon mutual written consent of both parties, the engagement shall terminate immediately. In any such event the Company shall be responsible for the reimbursement of expenses as set forth in Paragraph 5 above, incurred by Morgan Keegan through the date of termination. Morgan Keegan shall be entitled to its fee as provided herein after such period should an investment in the Company be consummated within six (6) months from the date of termination by any investor with whom the Company or Morgan Keegan has had contact during the term of this engagement. Morgan Keegan shall notify the Company of any such investor by written instrument within 30 days of a termination of this letter Agreement.

10. For a period of two years from closing of the Offering, the Company shall provide Morgan Keegan in a timely manner, with all written information and financial reports provided to the investors in this Offering.

If the foregoing terms and conditions accurately reflect our agreement, please sign in the appropriate space below and return to me a fully-executed original copy for our files.

We are pleased to be working with Southern Mineral Corporation on this offering and look forward to a successful outcome.


Sincerely,


MORGAN KEEGAN & COMPANY, INC.


By:  /s/ Richard J. Hunter
   -------------------------------------------

Title:   Vice President
      ----------------------------------------

Accepted and agreed as of the 6th day of November, 1996.


SOUTHERN MINERAL CORPORATION

By:  /s/ Steven H. Mikel
   -------------------------------------------
         Steven H. Mikel

Title:   President and Chief Executive Officer
      ----------------------------------------

Date:    November 6, 1996
     -----------------------------------------
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                                   ADDENDUM A

In connection with our engagement described in the foregoing letter dated November 4, 1996 (the "Letter") to which this Addendum A is attached, the Company (as defined in the Letter) agrees to indemnify and hold harmless Morgan Keegan & Company, Inc. ("Morgan Keegan") and each of its directors, officers, agents, employees, and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or arising out of the engagement of Morgan Keegan by the Company, and will reimburse Morgan Keegan and each other person indemnified hereunder (each, an "Indemnified Party") for all legal and other expenses in connection with investigating or defending any such loss or threatened litigation in which an Indemnified Party is a party; provided however, the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from the gross negligence or willful misconduct of Morgan Keegan or the party claiming a right to indemnification and any such party receiving advances shall immediately remit such payment to the Company. In case any proceeding shall be instituted involving any Indemnified Party, such person shall promptly notify the Company and the Company, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the Indemnified Party in the event that (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties or the parties in interest to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of counsel to the Company and counsel to the Indemnified Party, due to actual or potential differing interests between them provided, however, that in connection with any one action or proceeding, the Company shall not be responsible for the fees and expenses of more than one separate law firm for all indemnified parties.

The Company shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party to the extent set forth in this Addendum A. In addition, the Company will not, without the prior written consent of Morgan Keegan, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought
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hereunder (whether or not Morgan Keegan or any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Morgan Keegan and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

In the event a claim for indemnification under this Addendum A is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which Morgan Keegan or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Company and the party seeking contribution on the one hand, and the relative faults of the Company and the party seeking contribution on the other, as well as any other relevant equitable considerations.

This indemnification shall apply to the original engagement as set forth in the Letter and any modification of the original engagement and the indemnification provided herein shall survive termination of such engagement and shall be binding upon any successors or assigns of the Company.


Acknowledged and Agreed:

SOUTHERN MINERAL CORPORATION

By:  /s/ Steven H. Mikel
   -------------------------------------------
         Steven H. Mikel

Title:   President and Chief Executive Officer
      ----------------------------------------

Date:    November 6, 1996
     -----------------------------------------

                                   TERM SHEET

                          REGISTRATION RIGHTS OFFERING

ISSUER:                           Southern Mineral Corporation

SECURITIES OFFERED:               2,000,000 shares of common stock.

REGISTRATION:                     Following the closing of the transaction, the Company will be obligated to: (i) file a shelf registration statement as soon as practicable but in any event not later than 5 days after the closing; (ii) use its best efforts to have such registration statement declared effective as soon as practicable but in any event no later than 50 days after closing; and (iii) use its best efforts to maintain such registration statement for a continuous period of three years.

PLACEMENT AGENT:                  Morgan Keegan

PLACEMENT AGENT FEE:              A 5% cash fee plus 100,000 warrants at an exercise price per share equal to the greater of (i) the per share price of this offering, or (ii) $4.50 per share.

EXPENSES:                         The Company shall reimburse the investors for the reasonable cost of one legal counsel for all of the investors.  In addition, whether or not the Offering is completed, the
                                  Company agrees to reimburse Morgan Keegan for its reasonable out-of-pocket expenses.